
                                                                                                                EXHIBIT 12
                                                        ALLTEL CORPORATION
                                  STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (Dollars in thousands)

                                                 Nine Months Ended
                                                   September 30,                            Year Ended December 31,
                                             --------------------------    ------------------------------------------------------
                                                  1998         1997           1997       1996       1995       1994       1993
                                                  ----         ----           ----       ----       ----       ----       ----
Earnings:
  Income (loss) before income taxes            $711,361    $  770,778      $  984,025   $578,788   $595,516   $422,465   $391,324
  Minority interests in consolidated
   partnerships                                  77,569        69,595          87,966     80,073     62,014     40,970     17,347
  Equity income in unconsolidated
   partnerships                                 (79,944)      (68,452)        (92,087)   (77,500)   (59,046)   (39,230)   (27,823)
  Fixed charges                                 226,229       216,076         292,819    261,548    297,932    260,507    205,463
  Distributed income of equity investees         46,478        27,447          51,834     33,910     41,089     23,227     13,103
                                               --------    ----------      ----------   --------   --------   --------   --------
                                                981,693     1,015,444       1,324,557    876,819    937,505    707,939    599,414
                                               --------    ----------      ----------   --------   --------   --------   --------
  Less:  Interest capitalized                   (11,580)       (6,830)        (10,849)    (3,341)    (5,050)    (3,756)    (1,675)
         Preferred dividends                     (1,352)       (1,288)         (1,683)    (1,764)    (1,953)    (2,067)    (2,933)
         Minority interest                      (77,569)      (69,595)        (87,966)   (80,073)   (62,014)   (40,970)   (17,347)
                                               --------    ----------      ----------   --------   --------   --------   --------
    Earnings as adjusted                        891,192       937,731       1,224,059    791,641    868,488    661,146    577,459
                                               --------    ----------      ----------   --------   --------   --------   --------

Fixed Charges:
  Interest expense charges                      199,052       194,006         261,770    237,196    272,668    235,557    184,155
  Capitalized interest                           11,580         6,830          10,849      3,341      5,050      3,756      1,675
  Amortization of debt expense                    2,241         2,133           2,759      4,453      3,086      1,738      3,274
  Interest portion of operating rents            12,004        11,819          15,758     14,794     15,175     17,389     13,426
  Preferred dividends                             1,352         1,288           1,683      1,764      1,953      2,067      2,933
                                               --------    ----------       ---------   --------   --------   --------   --------
    Total fixed charges                        $226,229    $  216,076       $ 292,819   $261,548   $297,932   $260,507   $205,463
                                               --------    ----------       ---------   --------   --------   --------   --------

Ratio of earnings to fixed charges                 3.94          4.34            4.18       3.03       2.92       2.54       2.81
                                                   ====          ====            ====       ====       ====       ====       ====

Note:    For purposes of this calculation, earnings consist of the sum of income before income taxes and adjustments for minority interests in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees less amounts for capitalized interest, preference security dividend requirements of consolidated subsidiaries and the minority interest in pretax income of subsidiaries that have not incurred fixed charges.

         Fixed charges consist of interest on indebtedness, amortized expenses related to indebtedness, the portion of rental expense representative of the interest factor and preference security dividend requirements of consolidated subsidiaries.


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